                                                                    EXHIBIT 12.1

                               BEA SYSTEMS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                          Fiscal years ended January 31,
                                        --------------------------------------
                                          1999      1998      1997      1996
                                        --------  --------  --------  --------
Loss before income taxes............... $(46,726) $(20,068) $(87,034) $(17,680)
Add fixed charges......................   16,615     8,531     3,238       193
                                        --------  --------  --------  --------
Earnings (as defined).................. $(30,111) $(11,537) $(78,796) $(17,487)
                                        ========  ========  ========  ========
Fixed charges:
  Interest expense..................... $ 10,426  $  6,054  $  6,727  $     89
  Portion of rent expense
   representative of interest..........    5,528     2,477     1,511       104
  Amortization of debt issuance costs..      661        -         -         -
                                        --------  --------  --------  --------
    Total fixed charges................ $ 16,615  $  8,531  $  8,238  $    193
                                        ========  ========  ========  ========
Ratio of earnings to fixed charges.....        *         *         *         *
                                        ========  ========  ========  ========

--------
* Earnings (as defined) were insufficient to cover fixed charges by $46,726, $20,068, $87,034 and $17,680 for the fiscal years ended January 31, 1999, 1998, 1997 and 1996, respectively.


                         BEA Systems, Inc.-Confidential